Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), to be effective as of March 1, 2017 (the “Effective Date”), is entered into between The Hershey Company, a Delaware corporation together with its successors and assigns permitted under this Agreement (“Employer”), and Michele G. Buck (the “Executive”).
1.    Term. Employer hereby agrees to employ Executive, and the Executive hereby accepts such employment, commencing on the Effective Date and continuing until terminated in accordance with Section 4 below. The term of the Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.”
2.    Duties.
(a)    Executive’s Positions and Titles. The Executive’s position and title shall be President and Chief Executive Officer of Employer.
(b)    Executive’s Duties. As President and Chief Executive Officer of Employer, Executive shall report directly to the Board of Directors (the “Board”) and shall have active and general supervision and management over the business and affairs of Employer and shall have full power and authority to act for all purposes for and in the name of Employer in all matters except where action of the Board is required by law, the By-laws of Employer, or resolutions of the Board.
(c)    Business Time. The Executive agrees to devote substantially all of her business time and efforts to the business and affairs of Employer and the performance of the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which she is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage her personal investments and affairs, and continue to serve on any corporate board of directors on which she serves as of the Effective Date, to the extent such activities do not materially interfere with the performance of her duties and responsibilities hereunder. In addition, after consultation with the Board or the Compensation and Executive Organization Committee (the “Compensation Committee”) thereof as to appropriateness with regard to the Executive’s duties and responsibilities to Employer, the Executive may also serve on other corporate boards of directors of corporations which do not compete, as described in Paragraph 2 of the Restrictive Covenant Agreement (defined below), with Employer. In no event during the Term will Executive knowingly invest in any business which materially competes with Employer; provided, that nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 2% of the stock of any publicly traded corporation.
(d)    Board Service. Provided that the Executive’s employment with Employer has not previously been terminated, the Executive will be nominated for election as a member of the Board at Employer’s 2017 annual meeting of the stockholders and at each subsequent annual meeting of stockholders during the Term.
3.    Compensation and Benefits.
(a)    Base Salary. During the Term, the Executive shall receive a base salary (as may be increased from time to time, “Base Salary”), paid in accordance with the normal payroll practices of Employer, at an annual rate of $1,100,000. The Base Salary shall be reviewed from time to time in accordance with Employer’s policies and practices, but no less frequently than once annually and may be increased, but not decreased from its then current level, at any time and from time to time by action of the Compensation Committee and Board.
(b)    Annual Bonus Programs. In addition to the Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and the terms and provisions of any such plans or programs, such as Employer’s Annual Incentive Program (the “AIP”) of the Equity and Incentive Compensation Plan (the “EICP”); provided that Executive shall have an aggregate target annual bonus under such Annual Bonus Programs of not less than one hundred thirty percent (130%) of Base Salary and in all other respects, except as otherwise provided herein, the Executive’s eligibility for and participation in each Annual Bonus Program shall be at a level and on terms and conditions consistent with those for other senior executives of Employer.
(c)    Long-Term Incentive Programs. In addition to the Base Salary and participation in the Annual Bonus Programs, the Executive shall be eligible to participate throughout the Term in such long-term incentive plans and programs including, without limitation, stock option, restricted stock unit, performance stock unit and other similar programs (“Long-Term Incentive Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and, except as otherwise provided herein, the terms and provisions of any such plans or programs, such as Employer’s Long-Term Incentive Program (the “LTIP”) under the EICP. For 2017, Executive shall have an aggregate LTIP percentage at Target of not less than four hundred fifty percent (450%). Except as otherwise provided herein, the Executive’s participation in each Long-Term Incentive Program shall be at a level and on terms and conditions consistent with participation by other senior executives of Employer.
(d)    Other Incentive Plans. During the Term, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by Employer on as favorable a basis as provided to other similarly situated senior executives so as to reflect the Executive’s responsibilities; provided, however, that awards made thereunder shall be taken into account, as applicable, for purposes of determining the Employer’s compliance with its obligations relating to target awards under 3(b) above.
(e)    Supplemental Retirement Benefit. The Executive shall continue to participate in Employer’s Amended and Restated Supplemental Executive Retirement Plan, as amended from time to time (the “SERP Program”).
(f)    Other Pension and Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, ESOP, 401(k), medical and dental, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of Employer, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by Employer so as to reflect the Executive’s responsibilities.
(g)    Perquisites. During the Term, the Executive shall be entitled to participate in perquisite programs, as such are made available to senior executives of Employer.
(h)    Expenses. During the Term, the Executive shall be entitled to receive within the time period set forth in Section 16(c) reimbursement for all reasonable expenses incurred by her in accordance with the policies and practices of Employer as in effect from time to time. Employer will within the time period set forth in Section 16(c) pay or reimburse all actual reasonable professional expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.
(i)    Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of Employer as in effect from time to time with respect to senior executives employed by Employer, but in no event shall such vacation time be less than five weeks per calendar year.
(j)    Certain Amendments. Nothing herein shall be construed to prevent Employer from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3(a) through (i).
(k)    Minimum Stock Ownership. Executive shall be subject to, and shall comply with, the stock ownership guidelines of Employer, which, as of the date hereof, generally requires the Executive to hold shares of common stock of Employer with a value equal to at least five times the Executive’s Base Salary.

4.    Termination.
(a)    Disability. Employer may terminate Executive’s employment, after having established the Executive’s Disability, and while such Disability continues, by giving notice of its intention to terminate the Executive’s employment, and the Executive’s employment with Employer shall terminate effective on the 30th day after such notice (the “Disability Effective Date”) unless in the interim the Executive shall have returned to substantially full time performance of her duties. For purposes of this Agreement, the Executive’s “Disability” shall occur and shall be deemed to have occurred only in the event that the Executive suffers an incapacity due to illness or injury which has substantially and materially prevented the Executive from performing the essential functions of the Executive’s job, even with reasonable accommodation, for a continuing period of 180 days, and she has become entitled to receive disability benefits under the long‑term disability plan offered by Employer to its exempt employees.
(b)    Cause.
(i)    Employer may terminate the Executive’s employment for Cause, if “Cause” as defined below exists. For purposes of this Agreement, “Cause” means with respect to the Executive:
(A)    her conviction of, or plea of nolo contendere, with respect to any felony;

(B)    her gross negligence or willful misconduct in the performance of her duties;

(C)    her material act of dishonesty or material violation of an applicable Employer policy, including, but not limited to, any code of ethics, business conduct or similar guidelines; or

(D)    her material act in the performance of her duties which is in bad faith and not in the best interests of the Employer.

(ii)    For purposes of this Section 4(b), any act, or failure to act, on the part of the Executive shall be considered in the best interests of the Employer if it is done, or omitted to be done, by her in good faith and with reasonable belief that her action or omission was in or not opposed to the best interests of the Employer. Any act, or failure to act, based upon prior approval given by the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. A termination for Cause shall not take effect unless the provisions of this subclause (ii) are complied with. The Executive shall be given written notice by the Board of the intention to terminate her for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Board’s learning of such act or acts or failure or failures to act. The Executive shall have 30 calendar days after the date that such written notice has been given to the Executive in which to cure such conduct. If she fails to cure such conduct, the Executive shall then be entitled to a hearing with her legal counsel before the Board, and, thereafter, upon a determination by affirmative vote of no fewer than three-quarters of the members of the Board that Cause exists, she shall be terminated for Cause.
(c)    Good Reason.
(i)    The Executive may terminate the Executive’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions by the Employer without Executive’s written consent:
(A)    The assignment to the Executive of any duties materially inconsistent with her position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as contemplated by Section 2(a) and (b) above, or any other action by Employer which results in a diminution in any respect in such title, position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;
(B)    Any material breach by Employer of a material provision of this Agreement, including, without limitation, a reduction in Executive’s Base Salary or target bonus opportunity or failure to provide incentive opportunities as provided in Section 3(c), and excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;
(C)    Any termination or amendment of (1) the SERP Program in a manner that is adverse to the interests of the Executive, or (2) the Hershey Company Executive Benefits Protection Plan (Group 3A) (the “EBPP”), as in effect on the Effective Date, that eliminates or materially reduces Executive’s benefits thereunder in connection with a Change in Control (as defined under the EBPP), excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof by the Executive; provided that, notwithstanding anything herein to the contrary, if the Executive terminates her employment for Good Reason pursuant to Section 4(c)(i)(C)(1) or Section 4(c)(i)(C)(2), or if the Executive is terminated by the Company without Cause at a time when the Executive could terminate her employment for Good Reason pursuant to 4(c)(i)(C)(1) or Section 4(c)(i)(C)(2), then any payments or benefits to which the Executive would be entitled pursuant to this Agreement, including, without limitation, Section 5(d) hereof, shall be determined or calculated as if any such termination or amendment of the SERP Program or the EBPP described in Section 4(c)(i)(C)(1) or Section 4(c)(i)(C)(2), as applicable, were not in effect;
(D)    The failure of the Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within 15 days after a merger, consolidation, sale or similar transaction; or
(E)    The Executive’s removal from the Board or the failure to elect or re-elect the Executive to serve as a member of the Board (in each case, other than for Cause, as a result of death or Disability, or because of a legal prohibition).
(ii)    A termination for Good Reason shall not take effect unless the provisions of this subclause (ii) are satisfied. Executive shall give Employer written notice of her intention to terminate her employment for Good Reason, such notice: (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within 90 days of the Executive’s learning of such act or acts or failure or failures to act. Employer shall have 30 calendar days after the date that such written notice has been given by the Executive in which to cure such conduct. If Employer fails to cure such conduct, Executive shall be deemed to have terminated her employment for Good Reason.
(d)    Without Cause by Employer; Without Good Reason by the Executive. Employer may, at any time without Cause, by at least 30 days’ prior notice, terminate the Executive’s employment. Executive may, at any time without Good Reason, by at least 30 days’ prior notice, voluntarily terminate her employment without liability. Employer’s termination of Executive without Cause or Executive’s voluntary termination is not a breach of this Agreement.
(e)    Notice of Termination. Any termination of the Executive’s employment by Employer for Disability, for or without Cause or by the Executive for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).
(f)    Date of Termination; “Separation from Service”. “Date of Termination” means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), or the date of Executive’s death, as the case may be; provided that (i) if the Executive’s employment is terminated by Employer for any reason other than Cause or Disability, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A determined without regard to Executive’s service as a member of the Board or of the board of directors of any subsidiary of Employer.
5.    Obligations of Employer upon Termination. The Executive’s entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all accrued and vested benefits under the Employer’s employee benefit plans, including, without limitation, stock option grants, restricted stock units and awards under the Long-Term Incentive Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) the Executive’s full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation (including, but not limited to, any supplemental retirement benefits) and other cash compensation earned (and not forfeited hereunder) by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5, amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited hereunder), but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy, provided that the amounts under Section 3(b) hereof shall be deemed earned and accrued on the last day of the applicable fiscal year.
(a)    Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s legal representative or designated beneficiary, as applicable, shall be entitled to receive amounts and benefits as contained in any applicable Employer plan or program which is in effect at the date of her death, but in no event shall Employer’s obligations be less than those provided by this Agreement, and the following:
(i)    From and after the Date of Termination, the Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any applicable Employer plan or program and as provided for herein, including under Section 3(e) above, as applicable, including, without limitation, any benefits commencing immediately upon the Executive’s death;
(ii)    On the Date of Termination, the disposition (including exercise period) of all options to purchase stock of Employer or stock appreciation rights, if any, theretofore granted to the Executive and not exercised by the Executive shall be determined in accordance with the terms of the applicable award agreement between Employer and the Executive;
(iii)    On the Date of Termination, the disposition of restricted stock units and other incentive or equity compensation granted by Employer to the Executive prior to the Date of Termination which had not vested prior to such date shall be forfeited or become nonforfeitable and payable to the extent provided in the terms of the applicable grant award or agreement between Employer and the Executive;

(iv)    Except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan (in which case such deferral election shall apply), at the time the AIP bonus would have been paid to Executive in the following calendar year if she continued employment, Employer shall pay the Executive’s legal representatives a lump sum in cash equal to a pro‑rata AIP award for the year of termination, based on actual results for such year and the period of employment during such year; and
(v)    On the sixtieth (60th) day following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.
(b)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to receive after the Disability Effective Date:
(i)    Disability benefits, if any, which shall be at a level at least equal to those then provided by Employer to disabled executives and their families;
(ii)    Subject to Section 16(b) hereof, supplemental executive retirement benefits, if any, under the SERP Program;
(iii)    On the Date of Termination, the disposition (including exercise period) of all options to purchase stock of Employer or stock appreciation rights, if any, theretofore granted to the Executive and not exercised by the Executive shall be determined in accordance with the terms of the applicable award agreement between Employer and the Executive;
(iv)    On the Date of Termination, the disposition of restricted stock units and other incentive or equity compensation granted by Employer to the Executive prior to the Date of Termination which had not vested prior to such date shall be forfeited or become nonforfeitable and payable to the extent provided in the terms of the applicable grant award or agreement between Employer and the Executive;
(v)    Except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan (in which case such deferral election shall apply), at the time the AIP bonus would be paid to Executive in the following calendar year if she continued employment, Employer shall pay the Executive a lump sum in cash equal to a pro‑rata AIP award for the year of termination, based on actual results for such year and the period of employment during such year; and
(vi)    On the sixtieth (60th) day following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.
(c)    Cause/Other Than for Good Reason. If the Executive’s employment is terminated for Cause by Employer or if the Executive terminates the Executive’s employment without Good Reason, Employer shall on the sixtieth (60th) day following the Date of Termination pay the Executive all Accrued Obligations not theretofore paid. All unexercised stock options and all unpaid restricted stock units and other equity incentive compensation awards theretofore granted to the Executive, shall be exercisable or forfeited, as the case may be, in accordance with this Agreement, any other applicable agreement, or award between Employer and the Executive.
(d)    Other Than for Cause, Death or Disability/For Good Reason. If Employer terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates the Executive’s employment for Good Reason,
(i)    The Employer shall pay to the Executive:
(A)    on the sixtieth (60th) day following the Date of Termination, the Accrued Obligations not theretofore paid;

(B)    on the sixtieth (60th) day following the Date of Termination, subject to the provisions of Section 16(b) hereof, an amount equal to two times the sum of (I) the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given, or in effect immediately prior to any reduction thereof in violation of the Agreement, and (II) the AIP bonus at target for the year in which such termination occurs; and

(C)    except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan (in which case such deferral election shall apply), at the time the AIP bonus would be paid to Executive in the following calendar year if she continued employment, a pro rata AIP bonus for the year of termination based on actual results for such year and the period of employment during such year.

(ii)    Executive shall be entitled to such other incentive compensation in accordance with the terms of the applicable grant or award agreement between Employer and the Executive or plan; provided that if the Date of Termination occurs prior to January 1, 2018, the PSUs relating to the 2016-2018 cycle granted to Executive in February 2016 shall be accorded Retirement Treatment.
(iii)    Executive shall be entitled to receive the benefits described in Section 3(e) of this Agreement, as applicable, and subject to Section 16(b) hereof.
(iv)    For two (2) years following the Date of Termination, Employer shall permit the Executive to purchase continued welfare benefits under Employer’s plans (including group term life insurance, and health and other welfare benefits, but excluding long-term and short-term disability benefits) that are substantially similar in all respects to those which she was receiving immediately prior to the Date of Termination. Employer shall pay the Executive monthly, subject to Section 16 hereof, an amount equal to the premiums the Executive paid to purchase welfare benefits for such month, less the required contributions paid for such benefits by active employees, plus an additional amount such that Executive has no after tax cost related to the payments made pursuant to this sentence. If the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits.
(e)    Severance Conditioned on Covenants. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits under Section 5(d) shall cease as of the date the Executive knowingly and materially violates the provisions of the Restrictive Covenant Agreement.
(f)    Severance Conditioned on Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits under Section 5(d) shall be conditioned on the Executive signing a release of claims in favor of the Company in the form annexed hereto and not revoking such release during the 7 day revocation period, both of which occur within sixty (60) days after Executive’s termination. Such amounts shall be due and payable (or begin to be payable) to the Executive on the sixtieth (60th) day following the Date of Termination (with any missed installment payments paid in a lump sum on such date).
6.    Change in Control.
(a) The Executive shall participate in the EBPP, but all payments thereunder shall be subject to Section 16 hereof and this Section 6.
(b) If there occurs a termination of employment following a “change in control” as defined in the EBPP (an “EBPP Change in Control”), and it is also a “change in control” as defined under Code Section 409A (a “409A Change in Control”), the rights and obligations of the Employer and the Executive on a termination following an EBPP Change in Control shall be governed by the EBPP, subject to Section 16 hereof.

(c) If the termination of employment occurs following an EBPP Change in Control, but it is not a 409A Change in Control, any compensation or benefits payable under the EBPP to the extent duplicative of amounts due hereunder shall be made at the same time and in the same form of payment as the items of compensation or benefits payable under this Agreement and any additional amounts shall be payable as provided in the EBPP, subject to Section 16 hereof. For example, if there occurs a termination without Cause or for Good Reason following an EBPP Change in Control that is not a 409A Change in Control, although the amount of severance payments and benefits will be governed by Section 3.2 of the EBPP, the time and form of payment shall not follow the rules in Section 3.5 of the EBPP regarding time and form of payment, but instead shall follow the time and form of payment rules in Section 5(d) of this Agreement to the extent duplicative of amounts payable hereunder.
(d) If any item of compensation or benefit is provided under this Agreement, or under any other plan, agreement, program or arrangement of Employer (other than the EBPP) which is more favorable to Executive than the corresponding item of compensation or benefit under the EBPP, or if an item of compensation or benefit is provided under this Agreement, or under such other plan, agreement, program or arrangement, but not under the EBPP, such item of compensation or benefit shall be provided in accordance with the terms of this Agreement or such other plan, agreement, program or arrangement.
(e) In no event shall Executive be entitled to duplication as to any item of compensation or benefit that is provided under both this Agreement (or such other plan, agreement, program or arrangement) and the EBPP. In addition, for purposes of Section 3.4 of the EBPP, payments under or pursuant to this Agreement or any other payment with regard to the Employer that would be treated as a “parachute payment” under Q/A 2 of Treasury Regulation 1.280G-1 shall be deemed to be under the EBPP.
(f) In lieu of the benefit under Section 3.2.2 of the EBPP with regard to any plan subject to Code Section 105(h), Executive and her spouse and her eligible dependents shall have access to such plan for the period specified therein by paying the COBRA premium therefor and the Employer shall pay the Executive monthly, subject to Section 16 hereof, the amount the Executive paid for such month plus a tax gross up such that Executive has no after tax cost for such premium.
(g) The claims procedure in Article 6 of the EBPP shall not apply and any dispute shall be controlled by the procedures hereunder.
(h) To the extent any amounts due under Article 9 of the EBPP are not in excess of those hereunder, the amounts shall not be due. To the extent any amounts thereunder are in excess of the amounts due hereunder, such excess amounts shall be provided thereunder, subject to Section 16 hereof.
(i) Section 8.1 of the EBPP shall apply to Executive, but only if the Change in Control is a 409A Change in Control and then, subject to Section 16 hereof, Executive shall be paid any amount in excess of the amount that she is entitled to hereunder upon such a termination in the form and at the time provided in such Section 8.1.
7.    Non‑exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Employer or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
8.    No Set Off; No Mitigation. Except as provided herein, Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set‑off, counterclaim, recoupment, defense or other right which Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
9.    Executive’s Covenants; Arbitration of Disputes.
(a)    The Executive has previously executed an Executive Confidentiality and Restrictive Covenant Agreement dated March 23, 2013 (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning Non-Disclosure of Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement. Each of the Employer and Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the Term and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein; provided, however, that notwithstanding any provisions of the Restrictive Covenant Agreement or any other agreement to the contrary, the terms and conditions of Section 2 (Non-Competition) shall apply in any geographic area where Employer conducts business or where Employer’s products are sold, provided, however, that such terms and conditions shall apply only to a business that is a non-retailer entity or individual in competition with the domestic or worldwide business of the Employer, but only where such competition is in the confectionary or chocolate-related business, or another line of business of the Employer that represented ten percent (10%) or more of the sales of the Employer in the immediately prior fiscal year and, with respect to the period after termination, the fiscal year immediately prior to the year of termination; and, provided further, that Section 3(a) of the Restrictive Covenant Agreement (relating to non-solicitation of customers) shall not apply in the performance of her duties in good faith for her new employer if the foregoing proviso is not violated.
(b)    The Executive has previously executed a Long-Term Incentive Program Participation Agreement dated May 31, 2005 (the “Participation Agreement”), which agreement includes terms and conditions in Section 5 thereof relating to arbitration and mediation, including a Mutual Agreement to Arbitrate Claims (such terms and conditions in Section 5 and such mutual agreement, collectively, the “Agreement to Arbitrate”). Executive and Employer agree that such Agreement to Arbitrate shall govern disputes hereunder as if the Agreement to Arbitrate was set forth in full herein; provided that, if the arbitrator determines that the Executive has prevailed in such arbitration, the Employer shall reimburse Executive all of her costs of arbitration and her legal fees and disbursements in connection therewith. Employer acknowledges and agrees that the confidentiality and unfair competition provisions of the Participation Agreement, including, without limitation, Sections 2 and 3 thereof, are null and void and not applicable to Executive as such provisions have been superseded in their entirety by the Restrictive Covenant Agreement.
10.    Mutual Nondisparagement. Employer (for purposes hereof, “the Employer” shall mean only (i) the Employer by press release or other formally released announcement, and (ii) the executive officers and directors thereof and not any other employee) agrees during the Term and thereafter not to, directly or indirectly, make any public statements that disparage Executive. Executive acknowledges her non-disparagement obligations set forth in the Restrictive Covenant Agreement. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), normal competitive-type statements, and statements made in the good faith performance of the Executive’s duties shall not be subject to this Section 10. There shall be no third party beneficiaries of Executive’s non-disparagement obligations.
11.    Entire Agreement. The Executive acknowledges and agrees that this Agreement (including the Restrictive Covenant Agreement (subject to the modifications provided in Section 9(a)) and the Agreement to Arbitrate provisions of the Participation Agreement referred to herein) includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term and all amounts to which the Executive shall be entitled whether during the Term or thereafter. The Executive also acknowledges and agrees that the Executive’s right to receive and retain severance pay and other benefits pursuant to Section 5(d) of this Agreement, and to the extent provided herein or in applicable plans or awards, to receive and retain other compensation and benefits, is contingent upon the Executive not knowingly and materially violating the covenants set forth in the Restrictive Covenant Agreement.

12.    Indemnification.
(a)    Employer agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of Employer or is or was serving at the request of Employer as a director, officer, member, employee, fiduciary or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, fiduciary or agent, the Executive shall be indemnified and held harmless by Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall promptly be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 12(a) shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Article are a contractual commitment of Employer, and shall continue as to Executive after she ceases to be a director, officer or employee and shall inure to the benefit of her heirs, executors and administrators.
(b)    For the Term and thereafter, Executive shall be covered by any directors’ and officers’ liability policy maintained by Employer from time to time.
13.    Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of Employer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon Employer and its successors. It shall not be assignable by Employer or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of Employer. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.
14.    Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Employer. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
15.    Compensation Recovery (Clawback). Any amounts of compensation paid or awarded to the Executive under this Agreement shall be subject to compensation recovery (clawback) to the extent required by applicable law or regulations in the event the Employer is required to prepare an accounting restatement due to the material noncompliance of the Employer with any financial reporting requirements under the securities laws and the amounts received based on erroneous data was in excess of what would have been received by the Executive had such noncompliance not occurred.

16.    Code Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A.
(b)    If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section or is otherwise deferred compensation under Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.
(c)    Any expense reimbursement hereunder shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
(d)    Employer agrees to timely amend any and all employee benefit plans of Employer (including, without limitation, the EICP, the SERP Program, and the EBPP) and equity plan and grants applicable to Executive as the Employer determines in good faith to be required to comply with the requirements of Code Section 409A.
(e)    With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Tax gross-up payments under the Agreement, if any, shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive pays such tax.
(f)    Any Accrued Obligations payable under Section 5 shall be paid in accordance with the provisions of the applicable plan, program or payroll practice.
(g)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h)    If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
17.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)    All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:
If to Employer:
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
ATTN: General Counsel: Leslie M. Turner
If to Executive: at the last address that Employer has in its personnel records for Executive; or
to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c)    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(d)    Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:
Michele G. Buck
/s/ Michele G. Buck

EMPLOYER:
The Hershey Company, a Delaware corporation
By: /s/ Leslie M. Turner Leslie M. Turner Senior Vice President, General Counsel and Secretary

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT
Form of Release
AGREEMENT AND GENERAL RELEASE
The Hershey Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities (collectively referred to throughout this Agreement as “Employer”) and Michele G. Buck (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:
1.    Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5(f) of the Employment Agreement by and between Executive and The Hershey Company.
2.    Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, hand delivered to Employer, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.
3.    General Release of Claim. Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
●    Title VII of the Civil Rights Act of 1964;
●    The Civil Rights Act of 1991;
●    Sections 1981 through 1988 of Title 42 of the United States Code;
●    The Immigration Reform and Control Act;
●    The Americans with Disabilities Act of 1990;
●    The Age Discrimination in Employment Act of 1967;
●    The Older Workers Benefit Protection Act of 1990;
●    The Worker Adjustment and Retraining Notification Act;
●    The Occupational Safety and Health Act;
●    The Family and Medical Leave Act of 1993;

●	The Employee Retirement Income Security Act of 1974;

●	The Genetic Information Nondiscrimination Act;

●	The Pennsylvania Human Relations Act;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

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●    Any public policy, contract, tort, or common law; or
●    Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (iv) Executive’s rights as a stockholder; or (v) any claims or laws that are not, as a matter of law, releasable or waivable.
4.    No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Employer and Executive understand that the Equal Employment Opportunity Commission (“EEOC”) and comparable state and local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Executive retains the right to participate in any such action and to seek any appropriate nonmonetary relief. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement obligation. Employer and Executive agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and the Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit brought by or through the EEOC or any other state or local agency on behalf of Executive.
Employer and Executive agree that nothing in this Agreement and General Release prevents or prohibits Executive from: (1) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (2) participating, cooperating, or testifying in any charge, action, investigation or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (4) filing suit to challenge Employer’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to Employer so as to permit it to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, Executive agrees and acknowledges, however, that Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, Employer will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.
5.    Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 5(d) of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.
6.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws

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provisions. In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action in arbitration in accordance with Section 9 of the Employment Agreement to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
7.    Nonadmission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
8.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
9.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 9 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

____________________________________ Michele G. Buck	The Hershey Company By:_____________________________ Name:___________________________ Title:____________________________
Date:____________________________	Date:____________________________

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